June 01, 2009 07:48 AM Eastern Daylight Time

Source Interlink Companies Plan of Reorganization Now Approved

BONITA SPRINGS, Fla.--(BUSINESS WIRE)--Source Interlink Companies is pleased to announce that its Plan of Reorganization was approved on Thursday. This official confirmation clears the way for the Company to emerge from the reorganization proceedings as planned in early June. The reorganization process lasted an unprecedented 31 days! With the continued help and support from vendors, customers, employees and the community, Source was able to continue operations in the ordinary course throughout the reorganization proceedings.

Over the next few days Source will finalize the legal process and will emerge as a privately held company. As promised the lenders cancelled nearly $1 billion of the company's existing debt and have provided approximately $100 million in additional liquidity to the company. The restructuring materially reduces Source’s interest expense and debt levels, and substantially improves the company’s free cash flow allowing Source to capitalize on several operational opportunities to further improve and grow its business.

The current management will remain in place and the new company will select a regular board of directors after the legal process is finalized.

In a statement Friday Chairman and CEO Greg Mays said, “Once again, I appreciate the positive attitudes, hard work and continued support that each of our business partners have demonstrated during this period. Due to the restructuring, employee efforts, and good managing, we can now look forward to a more prosperous future.”

ABOUT SOURCE INTERLINK COMPANIES, INC. Source Interlink Companies, Inc., a media and marketing services company, is a leading U.S. distributor of home entertainment products and services and one of the largest publishers of magazines and online content for enthusiast audiences. Source Interlink Media, LLC publishes more than 75 magazines and 90 related Web sites. Source Interlink Distribution (SID) services tens of thousands of retail store locations throughout North America distributing DVDs, music CDs, magazines, video games, books, and related items. In addition to distributing more than 6,000 distinct magazine titles annually, the Company maintains the largest in-stock catalog of CDs and DVDs in the US -- a combined total of more than 260,000 titles. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine, book, and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information about the reorganization go to: www.SourceInterlink.com And click on the Reorganization Information tab or contact Cynthia Beauchamp, at (239) 949-7624.